EXHIBIT 5

                             FinancialContent, Inc.

Re:      Opinion of Counsel -- Registration Statement on Form S-8

Gentleman:

I have acted as counsel for FinancialContent, Inc. (the "Company"), in connection with the preparation and filing of the Company Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the Registration Statement"), relating to 20,000 shares of the Company's common stock, $0.001 par value, (the "Common Stock"), issuable pursuant to the Advosor Agreement by and between Ely Mandell and the Company (the "Advisor Agreement").

I have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of the Common Stock issuable with the pursuant to the Advisor Agreement are duly authorized, and when issued in accordance with the Advisor Agreement, will be validly issued, fully paid and nonassessable .

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ Dave Neville
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    Dave Neville, Esq.